EXHIBIT 10.1

REIMBURSEMENT AGREEMENT
Dated as of March 16, 2015

IN CONSIDERATION of The Bank of Nova Scotia (the “Bank”) issuing or amending from time to time, its Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee (individually a “Credit” and collectively “Credits”, meaning the Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee which Patterson-UTI Energy, Inc. has requested the Bank to issue pursuant to the written application of the Applicant or a counter guarantee or supporting letter of credit which the Bank is authorized to issue hereunder, where “Applicant” means Patterson-UTI Energy, Inc. and each party signing the Application, where “Application” means the written Application from the Applicant requesting the Bank to issue Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee from time to time), or requesting another institution to issue its irrevocable standby letter of credit or irrevocable letter of guarantee against the Bank’s counter guarantee or supporting letter of credit, pursuant to an Application, the Applicant and if more than one, each of them jointly and severally, hereby agree(s) with the Bank as follows:

1.	The Applicant shall reimburse the Bank on demand at the branch/agency of the Bank the amount of each Drawing, (where “Drawing” means any demand or other request for payment or any draft, bill of exchange or other instrument presented for payment under the Credit, in compliance with requirements of the Credit and includes any payment of the proceeds of a Drawing into court or otherwise to the credit of the outcome of any action or proceeding), paid or to be paid, by the Bank pursuant to a Drawing under the Credit. Each reimbursement or prepayment by the Applicant under this paragraph shall be made, either in the Local Currency equivalent of each Drawing, (where “Local Currency” means the currency of the country in which the branch/agency of the Bank, set out on the written application of the Applicant, is located), paid or to be paid by the Bank, or in the currency in which the Bank is to make, has made, or may be called upon to make payment under the Credit. If a time draft is presented in respect of a Drawing under a Credit, the Bank may notify the Applicant of the amount and maturity date of such time draft and the Applicant will make such payment without demand sufficiently in advance of its maturity to enable the Bank to arrange for cover in same day funds to reach the place where the time draft is payable no later than the date of maturity of such time draft.

2.	The obligation of the Applicant to reimburse the Bank in accordance with paragraph 1 shall be absolute, unconditional and irrevocable and shall not be reduced by any Drawing paid or acted upon being invalid, insufficient, inaccurate, false, fraudulent or forged or being subject to any defence or being affected by any right of set-off, counterclaim or recoupment which the Applicant may now or hereafter have against the Beneficiary, (where “Beneficiary” means the party in favour of whom or which the Applicant has requested the Bank to issue the Credit and in the case of a transferable Credit, each transferee, and where the Bank has issued a counter guarantee or supporting letter of credit, “Beneficiary” means the party in favour of whom or which the counter guarantee or supporting letter of credit has been issued), the Bank or any other person for any reason whatsoever including the fact that a Drawing is held by the Bank or any of its correspondents in its or their own right, or the fact that the Bank or its correspondents paid any Drawing or Drawings aggregating up to the amount of the Credit drawn upon notwithstanding:

(a)	any contrary instructions from the Applicant;

(b)	the occurrence of any event including, without limitation, the commencement of legal proceedings to prohibit payment of such Drawing; or

(c)	the issuance of any order of any government, agency, governing body or court whether or not having jurisdiction in the premises.

Any payment, action, inaction, or omission, made, taken or suffered by the Bank or any of the Bank’s correspondents under or in connection with such Credit or any Drawing made thereunder, if in good faith and in conformity with all laws, regulations or customs applicable thereto shall be binding upon the Applicant and shall not place the Bank or any of its correspondents under any resulting liability to the Applicant. Without limiting the generality of the foregoing, the Bank and its correspondents may receive, accept or pay as complying with the terms of such Credit, any Drawings thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor or liquidator for succession purposes of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such Beneficiary or its successors and assigns. The Applicant further agrees that the Bank shall not be liable for issuing a Letter of Guarantee in lieu of a Standby Letter of Credit, for any choice of another institution to issue a standby letter of credit or letter of guarantee against the Bank’s counter guarantee or supporting letter of credit, or for any act or omission of such institution whether in issuing a standby letter of credit or letter of guarantee on instructions of the Bank or otherwise.

3.	The Applicant authorizes and directs the Bank to pay any Drawing on demand and in such currency as the Bank may determine to be appropriate, all commission in respect of each Credit (so long as the Bank shall be contingently obligated under such Credit) and fees and charges for issuing or amending such a Credit computed and payable at such time and at such rates as and in accordance with the Bank’s prevailing practice and all other reasonable expenses which the Bank may incur in connection with each Credit including, without limitation, charges and expenses of other banks or other parties paid or to be paid by the Bank on behalf of the Applicant. Such payment by the Bank shall be made without reference to or confirmation of the Applicant. Moreover, the Applicant will pay to the Bank interest on all amounts not paid by the Applicant on the date of demand or when otherwise due at the reference rate of interest then in effect in the relevant currency and location, being Libor plus 2.25% per annum, calculated daily and payable monthly not in advance on the basis of a calendar year for the actual number of days elapsed, with interest on overdue interest at the same rate as on the principal.

4.	Upon the happening and continuation of any one or more of the following events, (each an “Event of Default”):

a. the non-payment of any of the obligations of the Applicant under this Agreement (i) to reimburse the Bank for Drawings on demand, or (ii) to pay within 5 days after the same becomes due, any other amounts due hereunder or under any other agreement between the Applicant and the Bank;

b. the failure of the Applicant to perform or observe (i) any term or covenant hereof (other than those specified in clause 4(a) above or 4(b)(ii) below) and such failure continues for 30 days after delivery of written notice thereof to the Applicant from the Bank or (ii) any covenant contained in paragraph 12 or 13 of this Agreement;

c. the failure of the Applicant to pay its debts as they become due or the admission in writing by the Applicant of its inability to pay its debts generally, the institution by or against the Applicant of proceedings respecting bankruptcy, insolvency, liquidation, winding up, reorganization arrangement, adjustment, protection, relief, composition of it or its debts under any laws relating to bankruptcy, insolvency or reorganization or relief of debtor or the seeking of entry of an order for relief or the appointment of a receiver, trustee or other similar official for the Applicant or for any substantial part of its property or the taking of any corporate action by the Applicant to authorize any of such actions, and in any instance where instituted against the Applicant, such proceeding continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in such proceeding;

d. the occurrence of any of the events noted in this paragraph with respect to any person or entity which has guaranteed any obligations of the Applicant to the Bank or if a guarantor’s guarantee of the Applicant’s obligations to the Bank lapse or becomes unenforceable;

e. the occurrence of an event of default in any credit, debt or lending agreement existing between the Applicant and any lender or creditor featuring a principal outstanding face value amount exceeding US$50 million which event of default results in the acceleration of the debt governed by such agreement, or permits the holders thereof, subject to stated notice and cure periods, to accelerate such debt;

then the Bank may, at its option, take any or all of the following actions: (w) require that the Applicant deposit with or deliver to the Bank cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank (and the Applicant hereby grants to the Bank a security interest in all such cash, deposit accounts, all balances therein, and all proceeds of the foregoing) in an amount equal to at least 105% of the sum of the aggregate amount available to be drawn under all outstanding Credits at such time plus any unreimbursed portion of any Drawing (as each such amount is determined by the Bank); (x) declare any and all other obligations of the Applicant under this Agreement or any Credit to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by the Applicant; (y) declare the obligation (if any) of the Bank to issue further Credits or amend, modify, increase, or extend existing Credits under the Application(s) to be terminated, whereupon such obligation shall be terminated; and (z) exercise all rights and remedies available to it under this Agreement, the UCP or ISP (each as defined below), or applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Applicant under the Bankruptcy Code of the United States, the obligation (if any) of the Bank to issue, amend, modify, increase, or extend Credits shall automatically terminate, the unpaid amount of all obligations outstanding under this Agreement or any Credit shall automatically become due and payable, and the Applicant shall be obligated to cash collateralize its contingent and other obligations under this Agreement and any Credits in the manner set forth above, in each case without further act of the Bank.

5.	The Applicant hereby irrevocably undertakes, upon the Bank’s request pursuant to clause (w) of Section 4 of this Agreement after the occurrence and during the continuation of an Event of Default, to immediately place immediately available funds with the Bank in the amount required pursuant to clause (w) of Section 4.

6.	All deposits hereafter held by the Bank for the payment or discharge of any and all present or future indebtedness and liability of the Applicant to the Bank and all deposits of the Applicant hereafter in the possession or control of the Bank for any purpose including monies on deposit or monies held for safekeeping, shall be held by the Bank as security for the payment of all amounts which become payable by the Applicant to the Bank under or in connection with this Agreement, and the Applicant hereby grants a security interest to the Bank in respect of all such aforementioned deposits to the extent necessary to achieve the foregoing.

7.	The Applicant irrevocably confirms that the Bank may, except to the extent not permitted by law, in accordance with applicable law, sell by public or private sale or realize in such other manner all or any security held by the Bank and any moneys received by the Bank as proceeds of any such sale or realization, after deduction of all costs and expenses incurred by the Bank in connection therewith, shall be applied against any amount payable by the Applicant to the Bank under this Agreement and on any other indebtedness or liability of the Applicant to the Bank.

8.	Further, the Applicant hereby irrevocably confirms that the Bank is hereby authorized to set-off and apply any and all deposits (at any time held) and other indebtedness at any time owing by the Bank to or for the credit of the account of the Applicant against any and all obligations of the Applicant now or hereafter existing under this Agreement irrespective of whether or not the Bank shall have made demand under this Agreement and despite such deposit, indebtedness or obligation being unmatured or contingent. Such rights of the Bank under this paragraph are in addition to other rights and remedies which the Bank may have.

9.	The Applicant will indemnify the Bank from and against:

a. all loss or damage to the Bank arising out of its issuance of, amendments to, or any other action taken by the Bank in connection with a Credit, other than loss or damage resulting from its gross negligence or wilful misconduct; and

b. all costs and expenses (including attorney’s fees and expenses) of all claims or legal proceedings arising out of the Bank’s issuance or amendment to a Credit or incidental to the collection of amounts owed by the Applicant hereunder or the enforcement of the Bank’s rights hereunder, including, without limitation, legal proceedings related to any court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under a Drawing.

10.	If, for the purpose of obtaining judgment in a court or tribunal in any jurisdiction, it is necessary to convert amounts due hereunder in any currency into a second currency such conversion shall be made at the rate of exchange quoted by the branch/agency of the Bank set out on the Application at 10:00 a.m. on the business day immediately prior to the date of judgment. Further, as a separate obligation, the Applicant will pay to the Bank any additional amount over and above that determined using the rate of exchange cited above if the rate of exchange used at the date of payment to the Bank is less favourable to the Bank than it was at the date of judgment in instances which the Bank is required to convert the amount of any judgment into the amount of any obligation it may owe at any time.

11.	In the event the Applicant applies from time to time hereafter for any extension of the expiry date or for any renewal or increase in the amount of the Credit or any other modification of its terms, this Agreement shall continue in force and apply to the Credit so extended, renewed, increased or otherwise modified and to any action taken by the Bank or its agents or correspondents in accordance with such extension, renewal, increase or other modification.

12.	The Applicant agrees that its payment obligations hereunder shall be guaranteed by its subsidiaries in the manner and scope as the Applicant’s obligations are guaranteed under its Bank Facility (meaning the facility evidenced by the Credit Agreement dated as of September 27, 2012, as amended, restated, modified, refinanced, or replaced and in effect, the “Bank Facility”), and in furtherance thereof, the Applicant shall cause such subsidiaries (each, until released from its guarantee obligations, a “Guarantor”) to (a) execute and deliver a continuing guaranty agreement in the form and substance as attached hereto as Exhibit A (the “Guaranty”) and (b) to the extent similar documentation is required in connection with the Bank Facility, deliver to the Bank documents of the types referred to in clauses 16(b) and (c) and favorable opinions of counsel to such person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guaranty), all in form, content, and scope reasonably satisfactory to the Bank. The Bank hereby agrees that, if and to the extent that any Guarantor is released, or its obligations otherwise modified, as a guarantor under the Bank Facility, then it shall be released (or obligations so modified) as a Guarantor under the Guaranty, and if any amendment or deletion is made to any provision of the guaranty agreement related to the Bank Facility or to any provision in the Bank Facility related to such guaranty, guaranty agreement or any guarantor thereunder, or any person or entity required to be or become a guarantor thereunder, then such amendment or deletion, as applicable, will be included, mutatis mutandis, in this Agreement and the Guaranty, and in each of the foregoing instances, such release, modification, amendment, deletion or the like revisions shall occur automatically upon the occurrence of the corresponding event in, or in relation to, the Bank Facility, without consent from, or any other action or writing by, the Bank, and then and thereafter shall be binding upon the Bank. In furtherance of the foregoing, but neither as a condition to the automatic and binding operation or effect thereof nor in derogation of such operation or effect thereof, the Bank shall execute and deliver to the Applicant, at Applicant’s expense, such written evidence as shall be reasonably requested by the Applicant to further memorialize any of the foregoing.

13.	The Applicant agrees that if obligations under the Bank Facility are secured by liens on its or any of its subsidiaries’ property, then its reimbursement obligations and (to the extent similar obligations would be secured under the Bank Facility) other obligations under this Agreement and any Credits will be equally and ratably secured by all property subject to such liens securing the Bank Facility, and the Applicant or its subsidiaries, as applicable, agree to execute and deliver documentation reasonably satisfactory to the Bank, including, to the extent similar documentation is required in connection with the Bank Facility, documents of the types referred to in clauses 16(b) and (c) and favorable opinions of counsel to such person (which shall cover, among other things, the legality, validity, binding effect and enforceability of such documentation), all in form, content, and scope reasonably satisfactory to the Bank. The Bank hereby agrees that, if and to the extent that any lien is released, or its or any of its subsidiaries’ obligations are otherwise modified, as a grantor of liens for the Bank Facility, then the corresponding lien securing obligations under this Agreement and the Credits shall be released (or the applicable grantors’ obligations so modified), and if any amendment or deletion is made to any provision of any lien agreement related to the Bank Facility or to any provision in the Bank Facility related to such lien, lien agreement or any lien grantor thereunder, or any person or entity required to be or become a lien grantor thereunder, then such amendment or deletion, as applicable, will be included, mutatis mutandis, in this Agreement and its related lien agreements, and in each of the foregoing instances, such release, modification, amendment, deletion or the like revisions shall occur automatically upon the occurrence of the corresponding event in, or in relation to, the Bank Facility, without consent from, or any other action or writing by, the Bank, and then and thereafter shall be binding upon the Bank. In furtherance of the foregoing, but neither as a condition to the automatic and binding operation or effect thereof nor in derogation of such operation or effect thereof, the Bank shall execute and deliver to the Applicant, at Applicant’s expense, such written evidence as shall be reasonably requested by the Applicant to further memorialize any of the foregoing.

14.	This Agreement shall be binding upon the Applicant and upon its successors and permitted assigns and each of them and shall enure to the benefit of the Bank, and its successors and permitted assigns. Any provision of this Agreement, which is void or unenforceable, shall be ineffective to the extent void or unenforceable and shall be severable from the other provisions hereof and this Agreement shall be interpreted as if such provision were not included herein. None of the terms of this Agreement shall be amended except in writing signed by the Bank and any waiver by the Bank shall not constitute any further waiver.

15.	Except as otherwise expressly provided, the Credit, if a Standby Letter of Credit, shall be subject to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce, (the “UCP”), or the International Standby Practices as most recently published by the same organization, (the “ISP”). The Credit, if a Letter of Guarantee, shall be governed by and construed in accordance with the laws, customs and regulations which may be in force in any place of payment thereof, or, with the laws of any jurisdiction to be jointly agreed to by the Applicant in writing and the Bank. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the branch/agency of the Bank, as noted on the Application, is situated, except, if a Standby Letter of Credit, to the extent that such laws are inconsistent with the UCP, or ISP and except if a Letter of Guarantee, to the extent that such laws are inconsistent with the laws under which a Drawing may be made under the Letter of Guarantee.

16.	This Agreement shall become effective upon the Bank’s receipt of the following, each of which shall be originals or emailed .pdf copies (followed promptly by originals) unless otherwise specified:

a.	executed counterparts of this Agreement and the Guaranty;

b.	officer’s certificate(s) of the Applicant and each Guarantor certifying (i) resolutions or other authorizing action, (ii) organizational and governing documents, and (iii) evidence of the identity, authority and capacity of each officer thereof authorized to act in connection with this Agreement, the Guaranty, the Applications, and any related documents, and an officer’s certificate of the Applicant certifying that no Event of Default exists or would result from the initial transactions contemplated by this Agreement; and

c.	certificates of valid existence and good standing for the Applicant and each Guarantor in its jurisdiction of incorporation or formation.

[Remainder of Page Intentionally Left Blank; Signatures commence on Next Page.]

The undersigned agrees to be bound by the terms and conditions set out hereof.

Patterson-UTI Energy, Inc.
By /s/ John E. Vollmer III
Name: John E. Vollmer III
Title: Senior Vice President – Corporate Development, CFO & Treasurer
The Bank of Nova Scotia
By /s/ J. Frazell
Name: J. Frazell
Authorized Signatory

Exhibit A – Form of Continuing Guaranty

EXHIBIT A

FORM OF CONTINUING GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to Patterson-UTI Energy, Inc. (“Borrower”) under that certain Reimbursement Agreement dated as of March 16, 2015 (as amended and in effect, the “Agreement”), by and between Borrower and The Bank of Nova Scotia (the “Bank”), each of the Persons now or hereafter signatories hereto (each a “Guarantor,” and, collectively, the “Guarantors”) hereby furnishes in favor of the Bank its joint and several guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1. Reference to Agreement. Each Guarantor agrees that if the Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations (as hereinafter defined) remain unpaid, then the terms, covenants, and agreements thereof which are applicable to it shall nevertheless continue in full force and effect as obligations of such Guarantor under this Guaranty. Each Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take or refrain from taking such action, as the case may be. All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Agreement.

2. Guaranty. (a) Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guarantee of payment and not as a guarantee of collection, the prompt payment in full in Dollars when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower or any Guarantor (collectively, the “Loan Parties”) arising under the Agreement, any Credit (as defined in the Agreement), or any related agreement, instrument or document (collectively, the “Loan Documents”) or otherwise with respect to any Credit, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any affiliate thereof of any proceeding under any laws relating to bankruptcy, insolvency, liquidation, receivership, or reorganization, or relief of debtors, naming such person or entity (each, a “Person”) as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the "Guaranteed Obligations”).

(b) The books and records of the Bank showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty.

(c) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(c) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(d) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guaranties of and joint and several co-borrowings of indebtedness, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(d) (each such other guaranty and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(d)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(d)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)); and

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(c)).

3. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is an entity formed or incorporated, as the case may be, under the laws of one or more states of the United States of America. All payments by the Guarantors hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever for any and all Indemnified Taxes or Other Taxes (as each of the preceding capitalized terms is defined in the Bank Facility hereinafter referenced (or if not in effect or not containing such defined terms, as most recently in effect with such defined terms)). If any Guarantor must make a payment under this Guaranty, such Guarantor agrees that it will make the payment from one of its U.S. resident offices to the Bank. If notwithstanding the foregoing, any Guarantor makes a payment to the Bank under this Guaranty to which Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, such Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the Bank receives the sum it would have received had no such deduction or withholding been made and shall also pay to the Bank, within 30 days after demand therefor, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield would have received if such taxes had not been imposed. Such Guarantor shall promptly provide the Bank with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

4. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (i) all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full, and all Credits have expired or been terminated and can no longer be drawn, or (ii) with respect to a Guarantor, such Guarantor is released from its obligations under this Guaranty by (A) an instrument in writing signed by the Bank pursuant to the Agreement or (B)  as otherwise provided in the Agreement (such Guarantor referenced in this clause (ii) is herein referred to as a “Released Guarantor”).

5. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.

6. Subrogation. No Guarantor shall exercise any right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7. Waiver of Suretyship Defenses. Each Guarantor agrees that the Bnak may, at any time and from time to time, and without notice to the Guarantors, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantors under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor (including any other Guarantor hereunder), or the cessation from any cause whatsoever of the liability of Borrower or any other Loan Party, or any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower or any other Loan Party and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which the Bank now has or may hereafter have against Borrower or any other Loan Party and waives any benefit of and any right to participate in any security now or hereafter held by the Bank. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

8. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by the Bank and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Bank to exhaust any right or remedy or to take any action against Borrower, any other guarantor (including any other Guarantor hereunder), or any other person, entity or property before enforcing this Guaranty against such Guarantor, including, but not limited to, the benefits of Chapter 34 of the Texas Business and Commerce Code, §17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure, or any similar statute.

9. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Bank has in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction, in each case, however, other than a Released Guarantor.

10. Subordination. Each Guarantor hereby subordinates, to the extent herein provided and except as otherwise set forth below in this Section 10, all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising (the “Subordinated Obligations”), to the indefeasible payment in full of all Guaranteed Obligations. As long as no Event of Default has occurred and is continuing, this Guaranty shall not limit any Guarantor’s right to receive payment from any Loan Party on account of any Subordinated Obligations. Upon the occurrence and during the continuation of an Event of Default, the Guarantor agrees not to accept any payment for any Subordinated Obligations. In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to a Loan Party, its creditors as such or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of a Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by a Loan Party for the benefit of creditors, or (iv) any other marshalling of the assets of a Loan Party, the Guaranteed Obligations (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by or on behalf of or from the estate of such Loan Party to any holder of Subordinated Obligations. If a Guarantor receives any payment of any Subordinated Obligations in violation of the terms of this Section, such Guarantor shall hold that payment in trust for the Bank and promptly turn it over to the Bank, in the form received (with any necessary endorsements), to be applied to the Guaranteed Obligations.

11. [Reserved].

12. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantors, jointly and severally, immediately upon demand by the Bank.

13. Expenses. Each Guarantor shall pay, jointly and severally, on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Bank’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Bank in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of each Guarantor under the preceding sentence shall survive termination of this Guaranty.

14. [Reserved].

15. Amendments. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed, in the case of amendments, by the Guarantor(s) affected thereby and by the Bank, and, in the case of consents or waivers, by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given. Notwithstanding the foregoing, no Guarantor shall be released from this Guaranty except as provided in, or referred to in, as applicable, Section 4 hereof.

16. No Waiver; Enforceability. No failure by the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

17. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that such Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Bank (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Bank and its successors and permitted assigns, and (c) be governed by the internal laws of the State of New York; provided that the Bank shall retain all rights arising under applicable federal law.

Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any State court sitting in New York City, any United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by applicable law any defense asserting an inconvenient forum in connection therewith. Service of process by the Bank in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified below.

18. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that the Bank has no duty, and such Guarantor is not relying on the Bank at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrower.

19. Setoff. Each Guarantor agrees to the provisions of Section 8 of the Agreement.

20. Further Assurances. Each Guarantor agrees that at any time and from time to time, at the expense of such Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Bank may reasonably request, to enable the Bank to protect and to exercise and enforce the rights and remedies of the Bank hereunder.

21. Addition of Guarantors. The initial Guarantors hereunder shall be each of the Subsidiaries of Borrower that are signatories hereto and that are listed on Schedule 1 attached hereto. From time to time subsequent to the time hereof, if required under the Agreement, additional Subsidiaries of Borrower (a) may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty Agreement in the form of Exhibit A-1 attached hereto and (b) shall deliver to the Bank all items required pursuant to Section 12 of the Agreement. Upon delivery of any such counterpart to the Bank, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by the Bank not to cause any Subsidiary of Borrower to become an Additional Guarantor hereunder.

22. Notices. All notices, requests and other communications provided for hereunder shall be in writing and given to the Bank or any Guarantor as provided in the Agreement.

23. Joint and Several Obligations. Each Guarantor acknowledges that (i) this Guaranty is a master Guaranty pursuant to which other Subsidiaries of Borrower now or hereafter may become parties, and (ii) the guaranty obligations of each of the Guarantors hereunder are joint and several.

24. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR AND EACH GUARANTEED PARTY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY (INCLUDING ANY SUPPLEMENTAL GUARANTY OR OTHER AGREEMENT BY WHICH A PERSON BECOMES A GUARANTOR), AND THE CREDIT AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signatures commence on Next Page.]

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GUARANTOR]

By—
Name:
Title:
[GUARANTOR]
By—
Name:
Title:

SCHEDULE 1
INITIAL GUARANTORS

Patterson Petroleum LLC
Patterson-UTI Drilling Company LLC
Patterson-UTI Management Services, LLC
Universal Well Services, Inc.
Universal Pressure Pumping, Inc.

EXHIBIT A-1

COUNTERPART TO CONTINUING GUARANTY

In witness whereof, the undersigned Additional Guarantor has caused this Counterpart to Continuing Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title: